Exhibit 99.1

Gran Tierra Energy Inc. Announces 2020 Year-End Reserves and Operational Update

•	Achieved 100% 1P Reserves Replacement

•	Added 8.3 MMBOE of 1P Reserves

•	Realized 1P Finding and Development Costs of $2.65/boe

•	1P and 2P Net Asset Value per Share Before Tax of $1.15 and $3.25

•	1P Reserves Equal 59% of 2P Reserves, Demonstrating Strength of Company's Proved Reserves Base

•	Achieved Company's Best Safety Year in 2020: Zero Lost Time Incident Frequency

CALGARY, Alberta – January 26, 2021 – Gran Tierra Energy Inc. ("Gran Tierra" or the "Company") (NYSE American:GTE)(NYSE MKT:GTE)(TSX:GTE)(LSE:GTE), a company focused on oil exploration and production in Colombia and Ecuador, today announced the Company's 2020 year-end reserves as evaluated by the Company's independent qualified reserves evaluator McDaniel & Associates Consultants Ltd. ("McDaniel") in a report with an effective date of December 31, 2020 (the "GTE McDaniel Reserves Report") and an operational update.

All dollar amounts are in United States ("U.S.") dollars and all reserves and production volumes are on a working interest before royalties ("WI") basis. Production is expressed in barrels ("bbl") of oil per day ("bopd") or bbl of oil equivalent ("boe") per day ("boepd"), while reserves are expressed in bbl, boe or million boe ("MMBOE"), unless otherwise indicated. All reserves values, future net revenue and ancillary information contained in this press release have been prepared by McDaniel and calculated in compliance with Canadian National Instrument 51-101 – Standards of Disclosure for Oil and Gas Activities (“NI 51-101”) and the Canadian Oil and Gas Evaluation Handbook ("COGEH") and derived from the GTE McDaniel Reserves Report, unless otherwise expressly stated. The following reserves categories are discussed in this press release: Proved Developed Producing ("PDP"), Proved ("1P"), 1P plus Probable ("2P") and 2P plus Possible ("3P").

Commenting on Gran Tierra's 2020 year-end reserves, operational update and future plans, Gary Guidry, President and Chief Executive Officer of Gran Tierra, said: “Our teams in Colombia, Ecuador and Canada rose to meet the many challenges of 2020 through their diligent management of COVID-19 safety protocols and sharp focus on maintaining and increasing the value of our assets. As a result, we are pleased to announce significant reserve additions in both the PDP and 1P categories, despite our large reductions in capital investment during 2020. This achievement demonstrates that the Company's core conventional oil assets continue to show positive waterflood responses and low base decline rates.

The advancement of our waterflooding efforts in the Acordionero, Costayaco and Moqueta oil fields has clearly allowed Gran Tierra to continue to convert Probable and Possible reserves into the Proved reserves categories. Even though we decided during 2020 to reduce capital spending, we believe the Company's excellent performance in terms of PDP and 1P reserves additions is a testament to the quality of our assets.

With our strategy, we believe Gran Tierra is well-positioned for the resumption of prudent growth in 2021 and strong potential free cash flow1 generation. We have already increased production approximately 24% from our third quarter 2020 average, which we believe reflects the strength of our Proved reserves. Our 2021 capital budget of $130 to $150 million is a balanced, returns-focused program which prioritizes free cash flow generation over the rate of development, exploration and production growth, with investment primarily directed to the Acordionero and Costayaco oil fields. With a keen focus on further strengthening our balance sheet, we plan to direct free cash flow to ongoing debt reduction in 2021 and beyond.

During fourth quarter 2020, Gran Tierra resumed development activities throughout our portfolio, including the ongoing well workover operations and the restart of development drilling at Acordionero. We also restarted workover operations at Costayaco and look forward to a planned initiation of development drilling in that field during second quarter 2021. We forecast 2021 average production of 28,000 to 30,000 bopd for the Company.

Our 2021 plans are fully aligned with Gran Tierra's "Beyond Compliance Policy" which focuses on our commitments to environmental, social and governance ("ESG") excellence. Gran Tierra looks for significant opportunities and benefits to the environment and communities by voluntarily and proactively taking steps to protect the environment and provide social benefits because it is the right thing to do. In 2020, we also had our best safety year in the history of the Company.

We believe that Gran Tierra successfully navigated the exceptional challenges of 2020 and are excited to return to an economically sound growth trajectory in 2021 and beyond, with a focus on free cash flow generation and debt reduction."

Highlights

2020 Year-End Reserves and Values

		Net Present Value at 10% Discount ("NPV10")		Net Asset Value ("NAV") Per Share at 10% Discount
Reserves	Reserves	Before Tax	After Tax	Before Tax	After Tax
Category	MMBOE	$ million	$ million	$/share[2,4]	$/share[3,4]
1P	79	1,191	1,029	1.15	0.71
2P	133	1,962	1,590	3.25	2.23
3P	174	2,612	2,045	5.02	3.47

•	During 2020, Gran Tierra achieved:

◦	Material PDP and 1P reserves additions, in particular at Acordionero, Costayaco and Moqueta, as a result of ongoing successful waterflooding operations

◦	PDP reserves replacement of 133% with PDP reserves additions of 11.0 MMBOE

◦	1P reserves replacement of 100% with 1P reserves additions of 8.3 MMBOE

◦	Finding and development costs ("F&D") including future development costs ("FDC") of $5.06/boe on a PDP basis and $2.65/boe on a 1P basis

◦	F&D recycle ratios including FDC of 3.5 times (PDP) and 6.7 times (1P)

◦	Significant reserves additions at Acordionero: 7.1 MMBOE (PDP) and 2.6 MMBOE (1P)

◦	Despite a material reduction in the McDaniel's forecast oil price assumptions relative to one year ago (the average Brent oil price over the next 5 years in the GTE McDaniel Reserves Report is $54.04/bbl):

▪	Gran Tierra's 2020 year-end 1P NPV10 after tax decreased only 21% compared to 2019 year-end

▪	This performance was achieved in part due to large reductions in forecast operating costs based on the actual savings achieved by the Company in 2020

▪	As of December 31, 2020, McDaniel estimates that Gran Tierra's total 1P undiscounted operating costs over the remaining life of the Company's fields are approximately 26% less than the McDaniel estimate as of December 31, 2019*

•	Acordionero, Costayaco, Moqueta and Suroriente now represent 83% of Gran Tierra's 1P reserves and 78% of 2P reserves

•	PDP reserves account for 55% of 1P reserves and 1P reserves account for 59% of 2P reserves, demonstrating the strength of the Company's reserves base and the potential future conversion of Probable reserves into 1P reserves and Proved Undeveloped reserves into PDP reserves

•	Gran Tierra's mature waterflood assets, Costayaco and Moqueta, continued to grow and deliver value, with total reserves additions of 3.8 MMBOE (PDP) and 5.5 MMBOE (1P)

•	FDC are forecast to be $312 million for 1P reserves and $565 million for 2P reserves

•	Realized a 39% increase in 2P reserve life index to 17 years and a 51% increase in 1P reserve life index to 10 years

* Calculations of operating cost reductions made in respect of 2019 figures, as provided in the McDaniel report with an effective date of December 31, 2019, prepared for Gran Tierra in their capacity as independent qualified reserves evaluator in accordance with NI 51-101 and COGEH

Operational Update

•	2020 Safety

◦	Gran Tierra's teams are proud of their excellent safety performance during the many challenges of 2020, including the proactive implementation of COVID-19 protocols that enabled continuity of the Company's operations

◦	The Company achieved its first year with a Lost Time Incident Frequency of zero, during which the Company logged close to 4 million man-hours

◦	The Company's Total Recordable Case Frequency decreased 33% compared with 2019, falling to a rate of 0.08 cases per 1 million man-hours versus 0.12 cases per 1 million man-hours in 2019

•	Average Production

◦	2020: 22,624 bopd

◦	Third quarter 2020: 18,944 bopd

◦	Fourth quarter 2020: 21,907 bopd

◦	During January 1-25, 2021: 23,428 bopd

•	Closing of Sale of PetroTal Shares

◦	As previously announced, Gran Tierra Resources Limited ("GTRL"), a wholly owned subsidiary of Gran Tierra, sold an aggregate of 109,006,250 common shares of PetroTal Corp. ("PetroTal") for an aggregate purchase price of approximately $15 million

◦	As of market close on January 26, 2021, the remaining 137,093,750 shares of PetroTal owned by GTRL had a market value of approximately $26 million

•	Acordionero Oil Field

◦	Gran Tierra continues to workover offline oil wells to restore them to production with two workover rigs

◦	As of January 25, 2021, approximately 3,500 bopd of production has been restored as a result of this workover program

◦	The Company restarted development drilling at Acordionero on November 30, 2020 and has since drilled the AC-64 and AC-65 oil wells and the AC-66i water injection well in fourth quarter 2020, and the AC-67i water injection well in early January 2021; the team is currently performing open hole logging operations on the AC-68 oil well

◦	The AC-64 and AC-65 oil wells were brought on production ahead of schedule in late December 2020

◦	The drilling rig is forecast to continue drilling new development wells at Acordionero throughout 2021; there are 5 oil wells remaining to be drilled from the new southwest pad, which are expected to be finished by the end of first quarter 2021, prior to moving the rig to the next pad to drill 5 additional oil wells, for a total of 10 new oil wells

•	Costayaco Oil Field

◦	Gran Tierra initiated workover operations in late November 2020 and completed 3 workovers during fourth quarter 2020; the workover rig remains active with 5 jobs planned to be completed prior to the end of first quarter 2021

◦	Efforts are underway to restart development drilling during early second quarter 2021, with a 3 well program; the rig is currently stacked on location over the planned CYC-42 infill oil well location

•	Personnel Announcement

◦	Effective immediately, Tony Berthelet, Chief Operating Officer, is no longer with Gran Tierra

Future Net Revenue

Future net revenue reflects McDaniel’s forecast of revenue estimated using forecast prices and costs, arising from the anticipated development and production of reserves, after the deduction of royalties, operating costs, development costs and abandonment and reclamation costs but before consideration of indirect costs such as administrative, overhead and other miscellaneous expenses. The estimate of future net revenue below does not necessarily represent fair market value.

Consolidated Properties at December 31, 2020

Proved (1P) Total Future Net Revenue ($ million)

Forecast Prices and Costs

	Sales Revenue	Total Royalties	Operating Costs	Future Development Capital	Abandonment and Reclamation Costs	Future Net Revenue Before Future Taxes	Future Taxes	Future Net Revenue After Future Taxes*
2021-2025 (5 Years)	2,362	(328)	(587)	(311)	(1)	1,135	(102)	1,033
Remainder	1,452	(196)	(591)	(1)	(60)	604	(174)	430
Total (Undiscounted)	3,814	(524)	(1,178)	(312)	(61)	1,739	(276)	1,463
Total (Discounted @ 10%)	2,569	(354)	(730)	(276)	(18)	1,191	(162)	1,029

Consolidated Properties at December 31, 2020

Proved Plus Probable (2P) Total Future Net Revenue ($ million)

Forecast Prices and Costs

Years	Sales Revenue	Total Royalties	Operating Costs	Future Development Capital	Abandonment and Reclamation Costs	Future Net Revenue Before Future Taxes	Future Taxes	Future Net Revenue After Future Taxes*
2021-2025 (5 Years)	3,245	(459)	(693)	(564)	—	1,529	(217)	1,312
Remainder	3,407	(480)	(1,012)	(1)	(75)	1,839	(506)	1,333
Total (Undiscounted)	6,652	(939)	(1,705)	(565)	(75)	3,368	(723)	2,645
Total (Discounted @ 10%)	3,978	(564)	(954)	(481)	(17)	1,962	(372)	1,590

Consolidated Properties at December 31, 2020

Proved Plus Probable Plus Possible (3P) Total Future Net Revenue ($ million)

Forecast Prices and Costs

Years	Sales Revenue	Total Royalties	Operating Costs	Future Development Capital	Abandonment and Reclamation Costs	Future Net Revenue Before Future Taxes	Future Taxes	Future Net Revenue After Future Taxes*
2021-2025 (5 Years)	3,856	(551)	(755)	(696)	(1)	1,853	(332)	1,521
Remainder	5,012	(759)	(1,332)	(1)	(85)	2,835	(784)	2,051
Total (Undiscounted)	8,868	(1,310)	(2,087)	(697)	(86)	4,688	(1,116)	3,572
Total (Discounted @ 10%)	5,040	(736)	(1,098)	(577)	(17)	2,612	(567)	2,045

*The after-tax net present value of the Company's oil and gas properties reflects the tax burden on the properties on a stand-alone basis. It does not consider the corporate tax situation, or tax planning. It does not provide an estimate of the value at the Company level which may be significantly different. The Company's financial statements, when available for the year ended December 31, 2020, should be consulted for information at the Company level.

Total Company WI Reserves

The following table summarizes Gran Tierra’s NI 51-101 and COGEH compliant reserves in Colombia and Ecuador derived from the GTE McDaniel Reserves Report calculated using forecast oil and gas prices and costs. Gran Tierra has determined that Ecuador reserves, included in Total Probable and Total Possible reserve categories for Light and Medium Crude Oil, are not material to present separately on a country basis. Therefore all amounts are presented on a consolidated basis.

	Light and Medium Crude Oil	Heavy Crude Oil	Conventional Natural Gas	2020 Year- End
Reserves Category	Mbbl*	Mbbl*	MMcf**	Mboe***
Proved Developed Producing	20,759	22,109	790	43,000
Proved Developed Non-Producing	3,797	178	—	3,975
Proved Undeveloped	12,992	18,485	1,070	31,655
Total Proved	37,548	40,772	1,860	78,630
Total Probable	21,740	32,000	1,126	53,928
Total Proved plus Probable	59,288	72,772	2,986	132,558
Total Possible	23,851	17,790	1,507	41,892
Total Proved plus Probable plus Possible	83,139	90,562	4,493	174,450

*Mbbl (thousand barrels of oil).

**MMcf (million cubic feet).

***MBOE (thousand boe).

NPV Summary

Gran Tierra's reserves were evaluated using McDaniel's commodity price forecasts at January 1, 2021. It should not be assumed that the NPV of cash flow estimated by McDaniel represents the fair market value of the reserves.

Total Company	Discount Rate
($ millions)	0%	5%	10%	15%	20%
Before tax
Proved Developed Producing	925	804	711	637	578
Proved Developed Non-Producing	84	65	51	42	34
Proved Undeveloped	730	551	429	342	278
Total Proved	1,739	1,420	1,191	1,021	890
Total Probable	1,629	1,091	771	570	436
Total Proved plus Probable	3,368	2,511	1,962	1,591	1,326
Total Possible	1,320	901	650	490	384
Total Proved plus Probable plus Possible	4,688	3,412	2,612	2,081	1,710
After tax
Proved Developed Producing	867	762	678	611	557
Proved Developed Non-Producing	64	50	39	32	27
Proved Undeveloped	532	402	312	247	199
Total Proved	1,463	1,214	1,029	890	783
Total Probable	1,182	794	561	412	314
Total Proved plus Probable	2,645	2,008	1,590	1,302	1,097
Total Possible	927	634	455	342	266
Total Proved plus Probable plus Possible	3,572	2,642	2,045	1,644	1,363

Total Company WI Reserves Reconciliation

	Proved	Proved plus Probable	Proved plus Probable plus Possible
	MBOE	MBOE	MBOE
December 31, 2019	78,611	142,408	186,025
Extensions	1,060	1,356	1,703
Improved Recoveries	1,056	—	—
Technical Revisions	11,424	220	(6,076)
Discoveries	—	2,135	5,578
Economic Factors	(5,242)	(5,282)	(4,501)
Production	(8,279)	(8,279)	(8,279)
December 31, 2020	78,630	132,558	174,450

Reserve Life Index

December 31, 2020*
Total Proved	10
Total Proved plus Probable	17
Total Proved plus Probable plus Possible	22

* Calculated using average fourth quarter 2020 WI production of 21,907 bopd.

Future Development Costs

FDC reflects McDaniel's best estimate of what it will cost to bring the proved undeveloped and probable reserves on production. Changes in forecast FDC occur annually as a result of development activities, acquisition and disposition activities, and changes in capital cost estimates based on improvements in well design and performance, as well as changes in service costs. FDC for total 1P Colombia reserves decreased to $312 million at year-end 2020 from $386 million at year-end 2019. The decrease in FDC in 2020 was predominantly attributed to costs incurred in 2020 to develop the Acordionero field as well as reduced 1P FDC costs for the PUT-7 and VMM-2 blocks.

($ millions)	Total Proved	Total Proved Plus Probable
2021	99	109
2022	146	251
2023	48	128
2024	16	74
2025	2	2
Remainder	1	1
Total (undiscounted)	312	565

($) millions	Proved	Proved plus Probable	Proved plus Probable plus Possible
Acordionero	92	140	140
Suroriente	47	76	81
Chaza Block (Costayaco & Moqueta)	78	103	110
Other	95	246	366
Total FDC Costs (undiscounted)	312	565	697

Finding and Development Costs

Reserves (MBOE)	Year Ended December 31, 2020
Proved Developed Producing	43,000
Total Proved	78,630
Capital Expenditures ($000s)
- including and excluding acquired properties	96,335
Operating Netbacks* ($/Bbl, per WI sales volumes)
Operating Netback* - fourth quarter	17.67

*Operating Netback is a Non-GAAP measure and does not have a standardized meaning under GAAP.

Finding and Development Costs, Excluding FDC*

Year Ended December 31, 2020
Proved Developed Producing
Reserve Additions (MBOE)	11,036
F&D Costs ($/BOE)	8.73
F&D Recycle Ratio	2.0

Finding and Development Costs, Including FDC*

Year Ended December 31, 2020
Proved Developed Producing
Change in FDC ($000s)	(40,504)
Reserve Additions (MBOE)	11,036
F&D Costs ($/BOE)	5.06
F&D Recycle Ratio	3.5

Finding and Development Costs , Excluding FDC*

Year Ended December 31, 2020
Total Proved
Reserve Additions (MBOE)	8,298
F&D Costs ($/BOE)	11.61
F&D Recycle Ratio	1.5

Finding and Development Costs , Including FDC*

Year Ended December 31, 2020
Total Proved
Change in FDC ($000s)	(74,338)
Reserve Additions (MBOE)	8,298
F&D Costs ($/BOE)	2.65
F&D Recycle Ratio	6.7

*In all cases, the F&D number is calculated by dividing the identified capital expenditures by the applicable reserves additions both before and after changes in FDC costs. Both F&D costs take into account reserves revisions during the year on a per BOE basis. Recycle ratio is defined as fourth quarter operating netback per working interest sales volume BOE divided by the appropriate F&D costs on a per BOE basis. The aggregate of the exploration and development costs incurred in the financial year and the changes during that year in estimated future development costs may not reflect the total F&D costs related to reserves additions for that year.

Forecast prices

The pricing assumptions used in estimating NI 51-101 and COGEH compliant reserves data disclosed above with respect to net present values of future net revenue are set forth below. The price forecasts are based on McDaniel’s standard price forecast effective January 1, 2021. McDaniel is an independent qualified reserves evaluator and auditor pursuant to NI 51-101.

	Brent Crude Oil	WTI Crude Oil
Year	$US/bbl	$US/bbl
	January 1, 2021	January 1, 2021
2021	$49.50	$47.50
2022	$53.55	$51.00
2023	$54.62	$52.02
2024	$55.71	$53.06
2025	$56.83	$54.12

About Gran Tierra Energy Inc.

Gran Tierra Energy Inc. is an international oil and gas exploration and production company, headquartered in Calgary, Canada, incorporated in the United States, trading on the NYSE American (GTE), the Toronto Stock Exchange (GTE) and the London Stock Exchange (GTE), and operating in South America. Gran Tierra holds interests in producing and prospective properties in Colombia and prospective properties in Ecuador. Gran Tierra has a strategy that focuses on establishing a portfolio of producing properties, plus production enhancement and exploration opportunities to provide a base for future growth.

Gran Tierra's Securities and Exchange Commission filings are available on the SEC website at www.sec.gov and on SEDAR at www.sedar.com.

Contact Information

For investor and media inquiries please contact:

Gary Guidry, Chief Executive Officer

Ryan Ellson, Executive Vice President & Chief Financial Officer

Rodger Trimble, Vice President, Investor Relations

Tel: +1.403.265.3221

For more information on Gran Tierra please go to: www.grantierra.com.

1 Free cash flow is not a defined term under generally accepted accounting principles in the United States of America ("GAAP") and is called future net revenue in the GTE McDaniel Reserves Report. The non-GAAP term of free cash flow, after development expenditures and taxes reconciles to the nearest GAAP term of oil and gas sales, which is called sales revenue in the GTE McDaniel Reserves Report. Refer to "Future Net Revenue" in this press release for the reconciliations between sales revenue and future net revenue. Gran Tierra is unable to provide a quantitative reconciliation of free cash flow after development expenditures and taxes, as adjusted for forecast general and administrative ("G&A") costs, a quantitative reconciliation of free cash flow after development expenditures, taxes, interest and G&A costs or a quantitative reconciliation of free cash flow generated from each of Acordionero and Suroriente to its most directly comparable forward-looking GAAP measure because management cannot reliably predict certain of the necessary components of such forward-looking GAAP measure. Gran Tierra is also unable to provide forward-looking oil and gas sales, the GAAP measures most directly comparable to such measures of free cash flow, due to the impracticality of quantifying certain components required by GAAP as a result of the inherent volatility in the value of certain financial instruments held by the Company and the inability to quantify the effectiveness of commodity price derivatives used to manage the variability in cash flows associated with the forecast sale of its oil production and changes in commodity prices. Refer to "Oil and Gas Metrics" in this press release for a description of how this non-GAAP measure is calculated.

2 Based on December 31, 2020 before tax NPV10 of $1.2 billion for 1P reserves, $2.0 billion for 2P reserves, and $2.6 billion for 3P reserves, minus estimated year-end 2020 net debt of $770 million, [comprised of Senior Notes of $600 million (gross) plus reserves-based credit facility of $190 million (gross) and less working capital surplus of $20 million], divided by the number of shares of Gran Tierra's common stock issued and outstanding at December 31, 2020 of 367.0 million, respectively. Estimated net working capital and debt at December 31, 2020, prepared in accordance with GAAP.

3 Based on December 31, 2020 after tax NPV10 of $1.0 billion for 1P reserves, $1.6 billion for 2P reserves, and $2.0 billion for 3P reserves, minus estimated year-end 2020 net debt of $770 million, [Senior Notes of $600 million (gross) plus reserves-based credit facility of $190 million (gross) and less working capital surplus of $20 million], divided by the number of shares of Gran Tierra's common stock issued and outstanding at December 31, 2020 of 367.0 million, respectively. Estimated net working capital and debt at December 31, 2020, prepared in accordance with GAAP.

4 Internally forecast G&A costs of $99.3 million and interest of $200.7 million in each case.

FORWARD LOOKING STATEMENTS ADVISORY

This press release contains opinions, forecasts, projections, and other statements about future events or results that constitute forward-looking statements within the meaning of the United States Private Securities Litigation Reform Act of 1995, Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended, and financial outlook and forward looking information within the meaning of applicable Canadian securities laws (collectively, "forward-looking statements"), which can be identified by such terms as “expect,” “plan,” "forecast," “project,” "objective," “will,” “believe,” "should," "could," "allow" and other terms that are forward-looking in nature. Such forward-looking statements include, but are not limited to, the Company's expectations regarding its capital program, and ability to fund the Company’s exploration program over a period of time, 2021 and beyond outlook, the benefits of reduced capital spending and G&A expenses, well performance, production, the restart of production and workover activity, future development costs, infrastructure schedules, waterflood impacts and plans, growth of referenced reserves, forecast prices, five-year expected oil and gas sales and free cash flow and net revenue, estimated recovery factors, liquidity and access to capital, the Company’s strategies and results thereof, the Company’s operations including planned operations and developments, the impact of the COVID-19 pandemic and the Company’s response thereto, disruptions to operations and the decline in industry conditions, and expectations regarding environmental commitments.

The forward-looking statements contained in this press release reflect several material factors and expectations and assumptions of Gran Tierra including, without limitation, that Gran Tierra will continue to conduct its operations in a manner consistent with its current expectations, the accuracy of testing and production results and seismic data, pricing and cost estimates (including with respect to commodity pricing and exchange rates), rig availability, the effects of drilling down-dip, the effects of waterflood and multi-stage fracture stimulation operations, the extent and effect of delivery disruptions, and the general continuance of current or, where applicable, assumed operational, regulatory and industry conditions including in areas of potential expansion, and the ability of Gran Tierra to execute its current business and operational plans in the manner currently planned. Gran Tierra believes the material factors, expectations and assumptions reflected in the forward-looking statements are reasonable at this time but no assurance can be given that these factors, expectations and assumptions will prove to be correct.

Among the important factors that could cause actual results to differ materially from those indicated by the forward-looking statements in this press release are: the unprecedented impact of the COVID-19 pandemic and the actions of OPEC and non-OPEC countries and the procedures imposed by governments in response thereto; disruptions to local operations; the decline and volatility in oil and gas industry conditions and commodity prices; the severe imbalance in supply and demand for oil and natural gas; prices and markets for oil and natural gas are unpredictable and volatile; the accuracy of productive capacity of any particular field; the timing and impact of any resumption of operations; Gran Tierra’s operations are located in South America and unexpected problems can arise due to guerilla activity or local blockades or protests; technical difficulties and operational difficulties may arise which impact the production, transport or sale of our products; geographic, political and weather conditions can impact the production, transport or sale of our products; the ability of Gran Tierra to execute its business plan and realize expected benefits from current initiatives (including a reduction of the capital program); the risk that unexpected delays and difficulties in developing currently owned properties may occur; the ability to replace reserves and production and develop and manage reserves on an economically viable basis; the accuracy of testing and production results and seismic data, pricing and cost estimates (including with respect to commodity pricing and exchange rates); the risk profile of planned exploration activities; the effects of drilling down-dip; the effects of waterflood and multi-stage fracture stimulation operations; the extent and effect of delivery disruptions, equipment performance and costs; actions by third parties; the timely receipt of regulatory or other required approvals for our operating activities; the failure of exploratory drilling to result in commercial wells; unexpected delays due to the limited availability of drilling equipment and personnel; the risk that current global economic and credit market conditions may impact oil prices and oil consumption more than Gran Tierra currently predicts, which could cause Gran Tierra to further modify its strategy and capital spending program; volatility or declines in the trading price of our common stock or bonds; the risk that Gran Tierra does not receive the anticipated benefits of government programs, including government tax refunds; Gran Tierra’s ability to comply with financial covenants in its credit agreement and indentures and make borrowings under its credit agreement; and the risk factors detailed from time to time in Gran Tierra’s periodic reports filed with the Securities and Exchange Commission, including, without limitation, under the caption "Risk Factors" in Gran Tierra's Quarterly Report for the quarter ended September 30, 2020 and Annual Report on Form 10-K for the year ended December 31, 2019, many of which are beyond the Company's control. These filings are available on the SEC website at http://www.sec.gov and on SEDAR at www.sedar.com

Statements relating to “reserves” are also deemed to be forward-looking statements, as they involve the implied assessment, based on certain estimates and assumptions, including that the reserves described can be profitably produced in the future.

Guidance is uncertain, particularly when given over extended periods of time, and results may be materially different. Although the current capital spending program and long term strategy of Gran Tierra is based upon the current expectations of the management of Gran Tierra, should any one of a number of issues arise, Gran Tierra may find it necessary to alter its business strategy and/or capital spending program and there can be no assurance as at the date of this press release as to how those funds may be reallocated or strategy changed and how that would impact Gran Tierra's results of operations and financing position. In particular, the unprecedented nature of the current economic downturn, pandemic and industry decline may make it particularly difficult to identify risks or predict the degree to which identified risks will impact Gran Tierra's business and financial condition. All forward-looking statements are made as of the date of this press release and the fact that this press release remains available does not constitute a representation by Gran Tierra that Gran Tierra believes these forward-looking statements continue to be true as of any subsequent date. Actual results may vary materially from the expected results expressed in forward-looking statements. Gran Tierra disclaims any intention or obligation to update or revise any forward-looking statements, whether as a result of new information, future events or otherwise, except as expressly required by applicable securities laws. Gran Tierra’s forward-looking statements are expressly qualified in their entirety by this cautionary statement.

The estimates of future production, free cash flow and interest and certain expenses may be considered to be future-oriented financial information or a financial outlook for the purposes of applicable Canadian securities laws. Financial outlook and future oriented financial information contained in this press release about prospective financial performance, financial position or cash flows are provided to give the reader a better understanding of the potential future performance of the Company in certain areas and are based on assumptions about future events, including economic conditions and proposed courses of action, based on management’s assessment of the relevant information currently available, and to become available in the future. In particular, this press release contains projected operational and financial information for 2021 and for the next five years to allow readers to assess the Company’s ability to fund its programs. These projections contain forward-looking statements and are based on a number of material assumptions and factors set out above. Actual results may differ significantly from the projections presented herein. The actual results of Gran Tierra’s operations for any period could vary from the amounts set forth in these projections, and such variations may be material. See above for a discussion of the risks that could cause actual results to vary. The future-oriented financial information and financial outlooks contained in this press release have been approved by management as of the date of this press release. Readers are cautioned that any such financial outlook and future-oriented financial information contained herein should not be used for purposes other than those for which it is disclosed herein. The Company and its management believe that the prospective financial information has been prepared on a reasonable basis, reflecting management’s best estimates and judgments, and represent, to the best of management’s knowledge and opinion, the Company’s expected course of action. However, because this information is highly subjective, it should not be relied on as necessarily indicative of future results.

Non-GAAP Measures

This press release includes non-GAAP measures which do not have a standardized meaning under GAAP. Investors are cautioned that these measures should not be construed as alternatives to net loss or other measures of financial performance as determined in accordance with GAAP. Gran Tierra's method of calculating these measures may differ from other companies and, accordingly, they may not be comparable to similar measures used by other companies.

Operating netback as presented is defined as oil sales less operating and transportation expenses. Management believes that operating netback is a useful supplemental measure for investors to analyze financial performance and provide an indication of the results generated by Gran Tierra's principal business activities prior to the consideration of other income and expenses. A reconciliation operating netback per boe to the most directly comparable measure calculated and presented in accordance with GAAP is as follows:

	Three months ended December 31, 2020
	(Thousands of U.S Dollars)	($/bbl, per WI sales volumes)
Oil sales	$64,793	$32.17
Operating expenses	(27,215)	(13.51)
Transportation expenses	(1,994)	(0.99)
Operating netback	$35,584	$17.67

Unaudited Financial Information

Certain financial and operating results included in this press release, including debt, net debt, working capital, capital expenditures, and production information, are based on unaudited estimated results. These estimated results are subject to change upon completion of the Company's audited financial statements for the year ended December 31, 2020, and changes could be material. Gran Tierra anticipates filing its audited financial statements and related management's discussion and analysis for the year ended December 31, 2020 on or before February 24, 2021.

DISCLOSURE OF OIL AND GAS INFORMATION

Gran Tierra's Statement of Reserves Data and Other Oil and Gas Information on Form 51-101F1 dated effective as at December 31, 2020, which will include further disclosure of its oil and gas reserves and other oil and gas information in accordance with NI 51-101 forming the basis of this press release, will be available on SEDAR at www.sedar.com on or before February 24, 2021.

Estimates of net present value and future net revenue contained herein do not necessarily represent fair market value. Estimates of reserves and future net revenue for individual properties may not reflect the same level of confidence as estimates of reserves and future net revenue for all properties, due to the effect of aggregation. There is no assurance that the forecast price and cost assumptions applied by McDaniel in evaluating Gran Tierra’s reserves will be attained and variances could be material. All reserves assigned in the GTE McDaniel Reserves Report are located in Colombia and Ecuador and presented on a consolidated basis.

All evaluations of future net revenue contained in the GTE McDaniel Reserves Report are after the deduction of royalties, operating costs, development costs, production costs and abandonment and reclamation costs but before consideration of indirect costs such as administrative, overhead and other miscellaneous expenses. It should not be assumed that the estimates of future net revenues presented in the in this press release represent the fair market value of the reserves. There are numerous uncertainties inherent in estimating quantities of crude oil, reserves and the future cash flows attributed to such reserves. The reserve and associated cash flow information set forth in the GTE McDaniel Reserves Report are estimates only.

BOEs have been converted on the basis of six thousand cubic feet (“Mcf”) natural gas to 1 barrel of oil. BOEs may be misleading, particularly if used in isolation. A BOE conversion ratio of 6 Mcf: 1 bbl is based on an energy equivalency conversion method primarily applicable at the burner tip and does not represent a value equivalency at the wellhead. In addition, given that the value ratio based on the current price of oil as compared with natural gas is significantly different from the energy equivalent of six to one, utilizing a BOE conversion ratio of 6 Mcf: 1 bbl would be misleading as an indication of value.

References to a formation where evidence of hydrocarbons has been encountered is not necessarily an indicator that hydrocarbons will be recoverable in commercial quantities or in any estimated volume. Gran Tierra's reported production is a mix of light crude oil and medium and heavy crude oil for which there is no precise breakdown since the Company's oil sales volumes typically represent blends of more than one type of crude oil. Well test results should be considered as preliminary and not necessarily indicative of long-term performance or of ultimate recovery. Well log interpretations indicating oil and gas accumulations are not necessarily indicative of future production or ultimate recovery. If it is indicated that a pressure transient analysis or well-test interpretation has not been carried out, any data disclosed in that respect should be considered preliminary until such analysis has been completed. References to thickness of "oil pay" or of a formation where evidence of hydrocarbons has been encountered is not necessarily an indicator that hydrocarbons will be recoverable in commercial quantities or in any estimated volume.

Definitions

Proved reserves are those reserves that can be estimated with a high degree of certainty to be recoverable. It is likely that the actual remaining quantities recovered will exceed the estimated proved reserves.

Probable reserves are those additional reserves that are less certain to be recovered than proved reserves. It is equally likely that the actual remaining quantities recovered will be greater or less than the sum of the estimated proved plus probable reserves.

Possible reserves are those additional reserves that are less certain to be recovered than Probable reserves. There is a 10% probability that the quantities actually recovered will equal or exceed the sum of Proved plus Probable plus Possible reserves.

Proved developed producing reserves are those reserves that are expected to be recovered from completion intervals open at the time of the estimate. These reserves may be currently producing or, if shut-in, they must have previously been on production, and the date of resumption of production must be known with reasonable certainty.

Undeveloped reserves are those reserves expected to be recovered from known accumulations where a significant expenditure (e.g., when compared to the cost of drilling a well) is required to render them capable of production. They must fully meet the requirements of the reserves category (proved, probable, possible) to which they are assigned.

Certain terms used in this press release but not defined are defined in NI 51-101, CSA Staff Notice 51-324 - Glossary to NI 51-101 Standards of Disclosure for Oil and Gas Activities (“CSA Staff Notice 51-324”) and/or the COGEH and, unless the context otherwise requires, shall have the same meanings herein as in NI 51-101, CSA Staff Notice 51-324 and the COGEH, as the case may be.

Oil and Gas Metrics

This press release contains a number of oil and gas metrics, including free cash flow, NAV per share, F&D costs, F&D recycle ratio, operating netback, reserve life index and reserves replacement, which do not have standardized meanings or standard methods of calculation and therefore such measures may not be comparable to similar measures used by other companies and should not be used to make comparisons. Such metrics have been included herein to provide readers with additional measures to evaluate the Company's performance; however, such measures are not reliable indicators of the future performance of the Company and future performance may not compare to the performance in previous periods.

•	Before tax and after tax free cash flow are non-GAAP terms and are called before tax and after tax future net revenue, respectively, in the GTE McDaniel Reserves Report. The non-GAAP term of before tax free cash flow reconciles to the nearest GAAP term of oil and gas sales, which is called sales revenue in the GTE McDaniel Reserves Report. Before tax future net revenue is calculated by McDaniel by subtracting total royalties, operating costs, future development capital, abandonment and reclamation costs from sales revenue. After tax free cash flow is calculated by McDaniel by subtracting future taxes from before tax future net revenue. Refer to "Future Net Revenue" in this press release for the applicable reconciliation. Management uses free cash flow as a measure of the Company's ability to fund its exploration program.

•	NAV per share is calculated as NPV10 (before or after tax, as applicable) minus estimated net debt, divided by the number of shares of Gran Tierra's common stock issued and outstanding. Management uses NAV per share as a measure of the relative change of Gran Tierra's net asset value over its outstanding common stock over a period of time.
•	Reserve life index is calculated as reserves in the referenced category divided by the referenced estimated Colombia production. Management uses this measure to determine how long the booked reserves will last at current production rates if no further reserves were added.
•	F&D costs are calculated as estimated exploration and development capital expenditures, excluding acquisitions and dispositions, divided by the applicable reserves additions both before and after changes in FDC costs. The calculation of F&D costs incorporates the change in FDC required to bring proved undeveloped and developed reserves into production. The aggregate of the exploration and development costs incurred in the financial year and the changes during that year in estimated FDC may not reflect the total F&D costs related to reserves additions for that year. Management uses F&D costs per boe as a measure of its ability to execute its capital program and of its asset quality.
•	F&D recycle ratio is calculated as fourth quarter operating netback per WI sales volume divided by the appropriate F&D costs per boe. Management uses F&D recycle ratio as an indicator of profitability of its oil and gas activities.
•	Operating netback is calculated as described in this press release. Management believes that operating netback is a useful supplemental measure for investors to analyze financial performance and provide an indication of the results generated by Gran Tierra's principal business activities prior to the consideration of other income and expenses.
•	Reserve per share is calculated as reserves in the referenced category divided by number of shares of Gran Tierra's common stock issued and outstanding as at December 31, 2020. Management uses this measure to determine the relative change of its reserve base over its outstanding common stock over a period of time.
•	Reserves replacement is calculated as reserves in the referenced category divided by estimated referenced production. Management uses this measure to determine the relative change of its reserve base over a period of time.

Disclosure of Reserve Information and Cautionary Note to U.S. Investors

Unless expressly stated otherwise, all estimates of proved, probable and possible reserves and related future net revenue disclosed in this press release have been prepared in accordance with NI 51-101. Estimates of reserves and future net revenue made in accordance with NI 51-101 will differ from corresponding estimates prepared in accordance with applicable U.S. Securities and Exchange Commission (“SEC”) rules and disclosure requirements of the U.S. Financial Accounting Standards Board (“FASB”), and those differences may be material. NI 51-101, for example, requires disclosure of reserves and related future net revenue estimates based on forecast prices and costs, whereas SEC and FASB standards require that reserves and related future net revenue be estimated using average prices for the previous 12 months. In addition, NI 51-101 permits the presentation of reserves estimates on a “company gross” basis, representing Gran Tierra’s working interest share before deduction of royalties, whereas SEC and FASB standards require the presentation of net reserve estimates after the deduction of royalties and similar payments. There are also differences in the technical reserves estimation standards applicable under NI 51-101 and, pursuant thereto, the COGEH, and those applicable under SEC and FASB requirements.

In addition to being a reporting issuer in certain Canadian jurisdictions, Gran Tierra is a registrant with the SEC and subject to domestic issuer reporting requirements under U.S. federal securities law, including with respect to the disclosure of reserves and other oil and gas information in accordance with U.S. federal securities law and applicable SEC rules and regulations (collectively, "SEC requirements"). Disclosure of such information in accordance with SEC requirements is included in the Company's Annual Report on Form 10-K and in other reports and materials filed with or furnished to the SEC and, as applicable, Canadian securities regulatory authorities. The SEC permits oil and gas companies that are subject to domestic issuer reporting requirements under U.S. federal securities law, in their filings with the SEC, to disclose only estimated proved, probable and possible reserves that meet the SEC's definitions of such terms. Gran Tierra has disclosed estimated proved, probable and possible reserves in its filings with the SEC. In addition, Gran Tierra prepares its financial statements in accordance with United States generally accepted accounting principles, which require that the notes to its annual financial statements include supplementary disclosure in respect of the Company's oil and gas activities, including estimates of its proved oil and gas reserves and a standardized measure of discounted future net cash flows relating to proved oil and gas reserve quantities. This supplementary financial statement disclosure is presented in accordance with FASB requirements, which align with corresponding SEC requirements concerning reserves estimation and reporting.

Investors are urged to consider closely the disclosures and risk factors in the Company's Annual Report on Form 10-K, Quarterly Reports on Form 10-Q and in the other reports and filings with the SEC, available from the Company's offices or website. These reports can also be obtained from the SEC website at www.sec.gov.